Exhibit 99.1

Global Partners Reports Second-Quarter 2016 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--August 8, 2016--Global Partners LP (NYSE:GLP) today reported financial results for the second quarter ended June 30, 2016.

The net loss attributable to Global for the second quarter of 2016 was $7.3 million, or $0.22 per limited partner unit, compared with net income attributable to the Partnership of $7.2 million, or $0.15 per diluted limited partner unit, for the second quarter of 2015.

Combined product margin for the second quarter of 2016 was $154.5 million, compared with $166.2 million for the second quarter of 2015.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $41.3 million for the second quarter of 2016, compared with $48.7 million for the same period of 2015.

Adjusted EBITDA, which is EBITDA adjusted for the loss on the sale and disposition of assets and impairment charges, was $43.8 million for the second quarter of 2016, compared with Adjusted EBITDA of $48.9 million for the same period of 2015.

Distributable cash flow (DCF) for the second quarter of 2016 was $14.2 million, compared with $26.2 million for the comparable period of 2015. DCF includes a net loss on sale and disposition of assets and impairment charges of $2.5 million and $0.2 million for the three months ended June 30, 2016 and 2015, respectively. Excluding those items, DCF would have been $16.8 million for the 2016 period and $26.4 million for the 2015 period.

“Our Gasoline Distribution and Station Operations segment delivered positive results,” said Eric Slifka, Global’s president and chief executive officer. “GDSO product margin increased 18 percent year-over-year in the second quarter. This result reflected better gasoline margins and growth in our retail portfolio.

“In our Wholesale segment, gasoline and gasoline blendstocks margin was up 50 percent for the second quarter, reflecting favorable market conditions for wholesale gasoline, while the margin for other oils and related products more than doubled on favorable conditions in the distillates market,” Slifka said. “By contrast, the crude oil market remained challenged in the second quarter, as tight price differentials continued to favor imports over rail-transported crude from the mid-continent. The impact of this environment on our fixed costs continued to negatively affect our crude oil product margin.”

Gross profit was $129.3 million for the second quarter of 2016, compared with $144.2 million for the second quarter of 2015. GDSO segment product margin was $116.3 million versus $98.3 million in the second quarter of 2015, primarily attributable to improved gasoline margins, the June 2015 Capitol Petroleum Group acquisition, expansion of Global’s leased portfolio, including the addition of 22 sites in April 2016, and the opening for business of certain raze and rebuild projects and new-to-industry sites. Wholesale segment product margin was $32.8 million, compared with $60.9 million in the second quarter of 2015, as favorable market conditions in wholesale gasoline and distillates were more than offset by negative crude oil product margin of $9.6 million. The crude oil margin primarily reflected tighter margins in crude oil; the negative impact of fixed costs including contracted barges, pipeline commitments and railcar leases; and the absence of logistics nominations from one particular contract customer. Due to the absence of nominations by that customer, specifically in the second quarter, the Partnership expects additional revenue of approximately $8 million related to the take-or-pay nature of the contract by year-end 2016. Commercial segment product margin was $5.5 million in the second quarter of 2016, compared with $7.0 million for the same period in 2015, primarily due to a decrease in bunkering activity.

Sales for the second quarter of 2016 were $2.1 billion, compared with $2.7 billion for the same period in 2015, primarily reflecting lower commodity prices. Wholesale segment sales were $1.1 billion, compared with $1.5 billion for the second quarter of 2015. Sales in the GDSO segment were $916.7 million versus $1.0 billion for the same period in 2015. Commercial segment sales were $156.4 million, compared with $191.2 million for the second quarter of 2015.

Wholesale segment volume was 758.2 million gallons in the second quarter of 2016, compared with 825.5 million gallons for the same period of 2015, primarily due to a decline in crude oil. Volume in the GDSO segment was 403.6 million gallons for the second quarter of 2016, compared with 376.9 million gallons in the second quarter of 2015, primarily attributable to the Capitol Petroleum transaction as well as expansion of the Partnership’s leased portfolio and the opening for business of certain raze-and-rebuilds and new-to-industry sites. Commercial segment volume was 115.3 million gallons, compared with 107.0 million gallons for the second quarter of 2015.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended June 30, 2016 and 2015.

Recent Developments

  Global’s Board of Directors announced a quarterly cash distribution of $0.4625 per unit, or $1.85 per unit on an annualized basis, on all of its outstanding common units for the period from April 1 to June 30, 2016. The distribution will be paid August 12, 2016 to unitholders of record as of the close of business on August 8, 2016.
  The Partnership completed the sale-leaseback of certain gasoline stations and convenience stores located in New England to a premier institutional real estate investor for a total purchase price of approximately $63.5 million. The proceeds from the transaction were used to reduce debt under the Partnership’s revolving credit agreement.
  Global entered into a Purchase and Sale Agreement with Mirabito Holdings, Inc. of Binghamton, NY to sell to Mirabito 31 non-strategic gasoline stations and convenience stores located in New York and Pennsylvania for a cash purchase price of approximately $40.0 million together with term supply contracts.
  In April, Global expanded its gasoline station and convenience-store network in Western Massachusetts with the addition of 22 leased retail sites.

Business Outlook

“With the completion of the sale-leaseback transaction and progress related to the planned disposition of non-strategic sites, we are successfully executing on our strategy to optimize our assets, reduce debt, and provide additional flexibility to invest in our businesses,” Slifka said.

Global affirms its outlook for full-year 2016 EBITDA in the range of $170 million to $200 million, which guidance excludes the gain or loss on the sale and disposition of assets and any impairment charges. The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the competitive crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2016 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities when it engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA adjusted for the gain or loss on the sale and disposition of assets and impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is engaged in the transportation of crude oil and other products by rail from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,500 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 276 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Sales	$2,146,199	$2,680,088	$3,897,011	$5,659,204
Cost of sales	2,016,857	2,535,900	3,637,610	5,346,458
Gross profit	129,342	144,188	259,401	312,746

Costs and operating expenses:
Selling, general and administrative expenses	36,640	45,391	71,624	94,177
Operating expenses	75,891	72,168	148,127	140,824
Amortization expense	2,359	3,070	4,868	8,411
Net loss on sale and disposition of assets and impairment charges	2,530	213	8,635	650
Total costs and operating expenses	117,420	120,842	233,254	244,062

Operating income	11,922	23,346	26,147	68,684

Interest expense	(21,015)	(16,451)	(43,995)	(30,414)

(Loss) income before income tax benefit (expense)	(9,093)	6,895	(17,848)	38,270

Income tax benefit (expense)	550	719	1,470	(247)

Net (loss) income	(8,543)	7,614	(16,378)	38,023

Net loss (income) attributable to noncontrolling interest	1,233	(396)	2,044	(390)

Net (loss) income attributable to Global Partners LP	(7,310)	7,218	(14,334)	37,633

Less: General partner's interest in net (loss) income, including
incentive distribution rights (1)	(49)	2,671	(96)	4,850

Limited partners' interest in net (loss) income	$(7,261)	$4,547	$(14,238)	$32,783

Basic net (loss) income per limited partner unit (2)	$(0.22)	$0.15	$(0.42)	$1.06

Diluted net (loss) income per limited partner unit (2)	$(0.22)	$0.15	$(0.42)	$1.06

Basic weighted average limited partner units outstanding	33,518	31,037	33,518	30,819

Diluted weighted average limited partner units outstanding (3)	33,518	31,214	33,518	30,978

(1) As a result of the June 2015 issuance of 3,000,000 common units, the general partner interest was reduced to 0.67% for the three and six months ended June 30, 2016 and, based on a weighted average, 0.73% for the three and six months ended June 30, 2015.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(3) Basic units were used to calculate diluted net income per limited partner unit for the three and six months ended June 30, 2016, as using the effects of phantom units would have an anti-dilutive effect on net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$8,594	$1,116
Accounts receivable, net	358,142	311,354
Accounts receivable - affiliates	3,862	2,578
Inventories	443,994	388,952
Brokerage margin deposits	39,363	31,327
Derivative assets	29,590	66,099
Prepaid expenses and other current assets	67,678	65,609
Total current assets	951,223	867,035

Property and equipment, net	1,207,239	1,242,683
Intangible assets, net	70,200	75,694
Goodwill	435,369	435,369
Other assets	38,938	42,894

Total assets	$2,702,969	$2,663,675

Liabilities and partners' equity
Current liabilities:
Accounts payable	$286,807	$303,781
Working capital revolving credit facility - current portion	218,800	98,100
Environmental liabilities - current portion	5,337	5,350
Trustee taxes payable	96,364	95,264
Accrued expenses and other current liabilities	48,471	60,328
Derivative liabilities	24,088	31,911
Total current liabilities	679,867	594,734

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	213,400	269,000
Senior notes	657,866	656,564
Environmental liabilities - less current portion	65,144	67,883
Financing obligation	152,371	89,790
Deferred tax liabilities	79,738	84,836
Other long-term liabilities	56,551	56,884
Total liabilities	2,054,937	1,969,691

Partners' equity
Global Partners LP equity	605,679	647,789
Noncontrolling interest	42,353	46,195
Total partners' equity	648,032	693,984

Total liabilities and partners' equity	$2,702,969	$2,663,675

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$26,612	$17,708	$42,974	$47,537
Crude oil	(9,648)	36,828	(12,021)	52,085
Other oils and related products	15,804	6,405	41,053	41,412
Total	32,768	60,941	72,006	141,034
Gasoline Distribution and Station Operations segment:
Gasoline distribution	66,999	53,209	132,386	114,908
Station operations	49,267	45,066	92,192	81,789
Total	116,266	98,275	224,578	196,697
Commercial segment	5,480	7,023	12,390	18,581
Combined product margin	154,514	166,239	308,974	356,312
Depreciation allocated to cost of sales	(25,172)	(22,051)	(49,573)	(43,566)
Gross profit	$129,342	$144,188	$259,401	$312,746

Reconciliation of net (loss) income to EBITDA and Adjusted EBITDA
Net (loss) income	$(8,543)	$7,614	$(16,378)	$38,023
Net loss (income) attributable to noncontrolling interest	1,233	(396)	2,044	(390)
Net (loss) income attributable to Global Partners LP	(7,310)	7,218	(14,334)	37,633
Depreciation and amortization, excluding the impact of noncontrolling interest	28,146	25,760	55,682	52,259
Interest expense, excluding the impact of noncontrolling interest	21,015	16,451	43,995	30,412
Income tax (benefit) expense	(550)	(719)	(1,470)	247
EBITDA	41,301	48,710	83,873	120,551
Net loss on sale and disposition of assets and impairment charges	2,530	213	8,635	650
Adjusted EBITDA	$43,831	$48,923	$92,508	$121,201

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(6,467)	$56,683	$(59,983)	$(57,232)
Net changes in operating assets and liabilities and certain non-cash items	27,204	(22,301)	101,554	150,495
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	99	(1,404)	(223)	(3,371)
Interest expense, excluding the impact of noncontrolling interest	21,015	16,451	43,995	30,412
Income tax (benefit) expense	(550)	(719)	(1,470)	247
EBITDA	41,301	48,710	83,873	120,551
Net loss on sale and disposition of assets and impairment charges	2,530	213	8,635	650
Adjusted EBITDA	$43,831	$48,923	$92,508	$121,201

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(8,543)	$7,614	$(16,378)	$38,023
Net loss (income) attributable to noncontrolling interest	1,233	(396)	2,044	(390)
Net (loss) income attributable to Global Partners LP	(7,310)	7,218	(14,334)	37,633
Depreciation and amortization, excluding the impact of noncontrolling interest	28,146	25,760	55,682	52,259
Amortization of deferred financing fees and senior notes discount	1,866	1,700	3,638	3,338
Amortization of routine bank refinancing fees	(1,168)	(1,126)	(2,245)	(2,247)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(7,286)	(7,380)	(12,112)	(11,101)
Distributable cash flow (1)	$14,248	$26,172	$30,629	$79,882

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(6,467)	$56,683	$(59,983)	$(57,232)
Net changes in operating assets and liabilities and certain non-cash items	27,204	(22,301)	101,554	150,495
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	99	(1,404)	(223)	(3,371)
Amortization of deferred financing fees and senior notes discount	1,866	1,700	3,638	3,338
Amortization of routine bank refinancing fees	(1,168)	(1,126)	(2,245)	(2,247)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(7,286)	(7,380)	(12,112)	(11,101)
Distributable cash flow (1)	$14,248	$26,172	$30,629	$79,882

(1) Distributable cash flow includes a net loss on sale and disposition of assets and impairment charges of $2.5 million and $0.2 million for the three months ended June 30, 2016 and 2015, respectively, and $8.6 million and $0.6 million for the six months ended June 30, 2016 and 2015, respectively. Excluding the net loss on sale and disposition of assets and impairment charges, distributable cash flow would have been $16.8 million and $26.4 million for the three months ended June 30, 2016 and 2015, respectively, and $39.3 million and $80.5 million for the six months ended June 30, 2016 and 2015, respectively.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary